UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SELLAS LIFE SCIENCES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 30, 2018

To our stockholders:

I am pleased to invite you to attend SELLAS Life Sciences Group, Inc.’s 2018 Annual Meeting of Stockholders, or the Annual Meeting, to be held on June 12, 2018 at 9:00 a.m., Eastern time, at Residence Inn by Marriott New York (Manhattan/Times Square), located at 1033 Avenue of the Americas (6th Avenue), New York, New York 10018.

The enclosed Notice of Annual Meeting of Stockholders sets forth the proposals that will be presented at the Annual Meeting, which are described in more detail in the enclosed Proxy Statement. Our board of directors, or the Board, recommends that you vote “FOR” Proposals 1, 2 and 3, in each case as set forth in the Proxy Statement.

Your vote is very important. Whether you plan to attend the Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 2 of the Proxy Statement.

On behalf of the Board and the management team, we thank you for your ongoing support of, and continued interest in, SELLAS.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

Angelos M. Stergiou, M.D., Sc.D. h.c.
President and Chief Executive Officer

SELLAS LIFE SCIENCES GROUP, INC.

315 Madison Avenue, 4th Floor

New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, June 12, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders, or the Annual Meeting, of SELLAS Life Sciences Group, Inc., a Delaware corporation. The meeting will be held on June 12, 2018 at 9:00 a.m., Eastern time, at the Residence Inn by Marriott New York (Manhattan/Times Square), located at 1033 Avenue of the Americas (6th Avenue), New York, New York 10018, for the following purposes:

1.	To elect two (2) Class II directors to serve on our Board of Directors for three-year terms.

2.	To ratify the selection by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement, or Proxy Statement.

4.	To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is April 20, 2018, or the Record Date. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, either in person or by proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held

on Tuesday, June 12, 2018 at 9:00 a.m. Eastern time at the

Residence Inn by Marriott New York (Manhattan/Times Square)

Located at 1033 Avenue of the Americas (6th Avenue), New York, New York 10018

The Proxy Statement and 2017 annual report to stockholders, or Annual Report,

are available at http://www.envisionreports.com/SLS

By Order of the Board of Directors,

Barbara A. Wood
Executive Vice President, General Counsel and Corporate Secretary

New York, New York

April 30, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy issued in your name from the holder of record.

SELLAS LIFE SCIENCES GROUP, INC.

315 Madison Avenue, 4th Floor

New York, New York 10017

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 12, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of SELLAS Life Sciences Group, Inc., also referred to in these proxy materials as the Company or SELLAS, is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, or the Annual Meeting, or any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

We intend to mail these proxy materials on or about May 8, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, June 12, 2018 at 9:00 a.m., Eastern time, at the Residence Inn by Marriott New York (Manhattan/Times Square) at 1033 Avenue of the Americas (6th Avenue), New York, New York 10018. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2018, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 6,582,542 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote with respect to each matter submitted to stockholders at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to ensure your vote is counted by filling out and returning the enclosed proxy card or voting by proxy over the telephone or on the Internet as instructed below.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of your shares, you have the right to direct your broker or other agent as to how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting, however, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

This Proxy Statement describes the proposals on which we would like you, as a stockholder, to vote at the Annual Meeting. This Proxy Statement provides you with information on the proposals, as well as other information about us, so that you can make an informed decision as to whether and how to vote your stock.

At the Annual Meeting, stockholders will act upon the following three proposals:

Proposal 1	To elect two (2) Class II directors to serve on our Board for three-year terms.

Proposal 2	To ratify the selection by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proposal 3	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

What if another matter is properly brought before the Annual Meeting?

As of the date of this Proxy Statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of your proxyholder (identified on your proxy card) to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” such advisory approval, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting. If you attend the Annual Meeting and decide to vote in person even if you have already voted by proxy, you must at the Annual Meeting first revoke your proxy and then vote with the ballot provided to you at the Annual Meeting.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 1:00 a.m., Eastern Time on June 12, 2018 to be counted.

•	To vote through the Internet, go to www.envisionreports.com/SLS to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your Internet vote must be received by 1:00 a.m. Eastern Time on June 12, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee (sometimes referred to as shares held in “street name”) and you do not provide instructions how to vote your shares, your broker, bank or other nominee may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 3 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	“For” the election of two (2) Class II directors to serve on our Board for three-year terms.

•	“For” the ratification of the selection by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

•	“For” the advisory approval of named executive compensation.

If any other matter is properly presented at the Annual Meeting, your proxyholder (named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at SELLAS Life Sciences Group, Inc. 315 Madison Avenue, 4th Floor, New York, New York 10017.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be in proper form according to Securities and Exchange Commission, or SEC, Regulation 14A, Rule 14a-8 and received by the Corporate Secretary of the Company in writing by December 31, 2018 (assuming a April 30, 2018 mailing date of these proxy materials), at 315 Madison Avenue, 4th Floor, New York, New York 10017. If you wish to submit a proposal (including a director nomination) at the 2019 annual meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than the close of business on February 12, 2019, nor later than the close of business on March 14, 2019; provided, however, that if our 2019 annual meeting is held before June 12, 2019, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting in order for such notice to be timely. You are also advised to review our Amended and Restated Bylaws, or Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or nominee holding the shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under NYSE rules and we, therefore, expect broker non-votes to exist in connection with those proposals.

As a reminder, if you a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker or nominee holding the shares by the deadline provided in the materials you receive from your broker or nominee.

How many votes are needed to approve each proposal?

On each proposal to be voted upon, stockholders have one vote for each share of our common stock owned as of the Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of two (2) Class II directors to serve on our Board

Nominees receiving the most FOR votes will be elected as directors.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.

			Withheld votes have no effect	None

2	Ratification of selection of Moss Adams LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018	FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter that cast votes	Against	Not Applicable(1)

3	Approve, on an advisory basis, the compensation of our named executive officers.	FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter that cast votes	Against	None
(1)	This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in “street name” and do not provide voting instructions to your broker or nominee that holds your shares, your broker or nominee has discretionary authority to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of the common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 6,582,542 shares issued and outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the Annual Meeting voting results?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

What proxy materials are available on the Internet?

This proxy statement, the proxy card and the annual report to stockholders are available at http://www.envisionreports.com/SLS.

Why do you discuss both Galena Biopharma, Inc. and SELLAS Life Sciences Group, Inc. in this Proxy Statement?

On December 29, 2017, Galena Biopharma, Inc., or Galena, completed a business combination, or the Merger, with the privately held Bermuda exempted company, Sellas Life Sciences Group Ltd., or Private SELLAS, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of August 7, 2017 and amended as of November 5, 2017, or the Merger Agreement, by and among our company, Sellas Intermediate Holdings I, Inc., Sellas Intermediate Holdings II, Inc., Galena Bermuda Merger Sub, Ltd., and Private SELLAS. Upon completion of the Merger, we changed our name from “Galena Biopharma, Inc.” to “SELLAS Life Sciences Group, Inc.”, and our common stock ceased trading on The Nasdaq Capital Market, or the Nasdaq, under ticker symbol “GALE” and commenced trading on the Nasdaq under ticker symbol “SLS”.

Immediately prior to the Merger, we effected a 1-for-30 reverse stock split of our outstanding common stock. Under the terms of the Merger Agreement, we issued shares of our common stock to Private SELLAS’ securityholders at an exchange ratio of 43.9972 shares of our common stock for each share of common stock of Private SELLAS outstanding immediately prior to the Merger. We also assumed all of the restricted stock units, or RSUs, issued and outstanding under the Private SELLAS Stock Incentive Plan #1, and all of the issued and outstanding warrants of Private SELLAS. Such RSUs will now be settled in, and such warrants now are exercisable for, shares of our common stock. Immediately following the Merger, there were approximately 5,766,891 shares of our common stock outstanding, with the former Private SELLAS securityholders owning approximately 67.5% of our fully diluted common stock, and our pre-Merger securityholders owning the remaining approximately 32.5%.

The executive officers of Galena and each member of the board of directors of Galena resigned concurrent with the closing of the Merger. In addition, in March 2018, we dismissed Private SELLAS’s independent registered public accounting firm, KPMG Audit Limited, and selected the independent registered public accounting firm of Galena, Moss Adams LLP, as the independent registered public accounting firm of the combined company. Throughout this Proxy Statement, we discuss both the former executive officers and members of the board of directors of Galena and the current executive officers and members of the Board of SELLAS Life Sciences Group, Inc., the combined company.

All references to “SELLAS,” “we,” “us” or “our” in this Proxy Statement mean SELLAS Life Sciences Group, Inc., the combined company.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with the Merger Agreement, on the closing date, immediately prior to the effective time of the Merger, each of Sanford J. Hillsberg, William L. Ashton, Richard Chin, M.D., Irving M. Einhorn, Stephen S. Galliker, Mary Ann Gray, Ph.D. and Rudolph Nisi, M.D. together, the Prior Directors, resigned from our Board and any respective committees of our Board on which they served. Such resignations were not the result of any disagreements with us relating to our operations, policies or practices. Prior to their resignation, the Prior Directors appointed, effective as of the effective time of the Merger, (i) Fabio López and David A. Scheinberg, M.D., Ph.D. as our Class II directors, whose terms expire at this Annual Meeting; (ii) Stephen F. Ghiglieri and Angelos M. Stergiou, M.D., Sc.D. h.c. as our Class III directors, whose terms expire at our 2019 annual meeting of stockholders; and (iii) John Varian, Robert L. Van Nostrand and Jane Wasman as our Class I directors, whose terms expire at our 2020 annual meeting of stockholders, such Class II, Class III and Class I directors taken together, the New Directors.

Seven directors sit on our Board, and we currently have our two (2) Class II directors standing as nominees for election. Our Board has nominated for election at the Annual Meeting Fabio Lopez and David A. Scheinberg, each to serve on the Board for a three-year term or until such director’s death, resignation or removal pursuant to our Bylaws. Each of the nominees listed below currently serves as a director on our Board. It is our policy to encourage nominees for director to attend the Annual Meeting. None of our current directors attended the 2017 annual meeting of stockholders, as they were not appointed to our Board until after the 2017 annual meeting of stockholders had occurred.

In accordance with our Bylaws, directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected as Class II directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. Proxies cannot be voted for a greater number of persons than the two nominees named in this proxy statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee that we will propose. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election

Our Nominating and Corporate Governance Committee and our Board seek to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, our Board has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that our Board views as critical to effective functioning of our Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that qualify such director or nominee to serve on our Board.

Nominees for Election as a Class II Director for a Three-Year Term Expiring at the 2021 Annual Meeting

Fabio López. Mr. López, age 43, is a co-founder, the Chief Executive Officer and a director of Equilibria Capital Management Limited, or Equilibria. Mr. Lopez has served as the Chief Executive Officer of Equilibria since its founding in 2011. Mr. López also serves on the investment committee and as a senior advisor to Stoneweg Spanish Real Estate funds based in Geneva, Switzerland, and on the board of Flagoser, a private investment holding company. Mr. López holds a B.S. in Business Administration from Universidad Pontificia Comillas ICADE, Madrid, Spain.

Our Board believes Mr. López’s extensive experience as a financial advisor and investor, as well as his significant management experience, qualifies him to serve on the Board.

David A. Scheinberg,  M.D., Ph.D. Dr. Scheinberg, age 62, is currently the Vincent Astor Chair and Chairman of Molecular Pharmacology, Sloan Kettering Institute. He also founded and chairs the Center for Experimental Therapeutics at Memorial Sloan Kettering Cancer Center, or MSK, where he spearheaded the discovery and early clinical development of galinpepimut-S and founded and was chair of the Nanotechnology Center from 2010 to 2014. Additionally, Dr. Scheinberg is a Professor of Medicine and Pharmacology and co-chair of the Pharmacology graduate program at the Weill-Cornell University Medical College and Professor in the Gerstner-Sloan Kettering Graduate School at MSK. Dr. Scheinberg is also an attending physician in the Department of Medicine, Leukemia Service and Hematology Laboratory Service/Department of Clinical Laboratories at Memorial Hospital. Dr. Scheinberg is an advisor to charitable foundations and cancer centers and sits on the board of director of Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX), a biotechnology company. Dr. Scheinberg has also served on Private SELLAS’ Scientific Advisory Board since 2015. From 2010 through 2016 he served on the board of directors of Contrafect Corporation, a publicly traded clinical-stage biotechnology company. Dr. Scheinberg holds an M.D. and a Ph.D. in Pharmacology and Experimental Therapeutics from the Johns Hopkins University School of Medicine. Dr. Scheinberg earned his undergraduate degree in Biology from Cornell University.

The Board believes Dr. Scheinberg’s experience on Private SELLAS’s Scientific Advisory Board and other board experience, as well as his expertise as a leading academic oncologist at MSK, including broad knowledge of and contacts in the highest levels of medical research, qualifies him to serve on the Board.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2019 (Class III) and 2020 (Class I) Annual Meetings

Name	Age(1)	Principal Occupation/Position Held With the Company, Class
Jane Wasman	61	Chairman, Class I
Angelos M. Stergiou, M.D., Sc.D., h.c.	42	President, Chief Executive Officer, Director, Class III
Stephen F. Ghiglieri	57	Director, Class III
Robert L. Van Nostrand	61	Director, Class I
John Varian	58	Director, Class I

(1)	As of April 30, 2018.

Jane Wasman. Ms. Wasman became a member of our Board and elected as Chairperson effective as of the closing of the Merger. Ms. Wasman has been President, International & General Counsel and Corporate Secretary of Acorda Therapeutics, Inc., or Acorda, a publicly traded biopharmaceutical company, since October 2012, managing its International, Legal, Quality, IP and Compliance functions. From January 2012 until October 2012, she was Acorda’s Chief, Strategic Development, General Counsel and Corporate Secretary, and from May 2004 until January 2012, she was Acorda’s Executive Vice President, General Counsel and Corporate Secretary. Before joining Acorda, Ms. Wasman was employed by Schering-Plough Corporation, a global pharmaceutical company, for over eight years, holding various U.S. and international leadership positions, including Staff Vice President and Associate General Counsel. Ms. Wasman earned a J.D. from Harvard Law School and her undergraduate degree from Princeton University, where she graduated Magna Cum Laude. She has been a member of the board of directors and of the executive committee of the board of the New York Biotechnology Association since 2007. SELLAS believes Ms. Wasman’s significant executive and management experience at publicly traded biopharmaceutical companies qualifies her to serve on our Board.

Angelos M. Stergiou, M.D., Sc.D. h.c. Dr. Stergiou has served as SELLAS’ Chief Executive Officer since founding SELLAS in 2012 and has also served as a director since that time, both as Chairman from 2012 to July 2016, and as Vice Chairman from July 2016 to December 2017. Dr. Stergiou also co-founded Genesis Life Sciences, Ltd. (now Genesis Research), a boutique health economics and pricing-reimbursement and health access company where he served as President and Chief Operating Officer from 2009 to 2011. From 2004 to 2008 Dr. Stergiou served as Vice President and Head of Drug Development at Accentia Biopharmaceuticals, Inc and also served in the same capacity as well as Chief Medical Officer at its subsidiary Biovest International, Inc. during the same time. While at Biovest International, Inc., Dr. Stergiou led the Phase 3 development of a therapeutic cancer vaccine, BiovaxID, which was presented at the American Society of Clinical Oncology plenary session in 2009. Dr. Stergiou served on the joint steering and oversight committee of PAION AG with Forest Labs in 2003-2004 as it relates to the desmoteplase technology and its clinical development program, in stroke and started his biotechnology career at PAION AG as its U.S. program lead of desmoteplase (DEDAS) in 2002. Dr. Stergiou holds an M.D. from the U.S. American Institute of Medicine and a Sc.D. h.c. from Kentucky Wesleyan College and received his undergraduate degree in pre-medicine, biology and chemistry from Kentucky Wesleyan College. Dr. Stergiou is a member of the Board of Trustees at Kentucky Wesleyan College, a Fellow of the Royal Society of Medicine, an active member of the World Medical Association, and a member of the American Academy of Physicians in Clinical Research and the Association of Clinical Research Professionals. SELLAS believes Dr. Stergiou’s experience as SELLAS’ co-founder, President, Chief Executive Officer and Director of the Board, as well as his extensive experience in the biopharmaceutical industry and his significant management experience qualifies him to serve on our Board.

Stephen F. Ghiglieri. Mr. Ghiglieri’s role as a director on our Board commenced upon closing of the Merger. Mr. Ghiglieri formerly served as Galena’s Interim Chief Executive Officer and Chief Financial Officer and resigned from both positions on the closing date of the Merger pursuant to the Merger Agreement. Mr. Ghiglieri joined Galena in November 2016 as Chief Financial Officer. In February 2017, his responsibilities increased as he was also appointed Interim Chief Executive Officer. Prior to Galena, Mr. Ghiglieri served as Chief Financial Officer of MedData Inc., a private equity backed healthcare services company that was sold to Mednax, a publicly traded national medical group, from 2013 until April 2016. Previously, he spent nearly 10 years at NeurogesX from October 2003 until June 2013, ending his tenure as its Executive Vice President, Chief Operating Officer and Chief Financial Officer. Prior to that, he served as the Chief Financial Officer of Hansen Medical, Inc., a medical device company. He also held senior level finance positions at two other healthcare companies: Oacis Healthcare Systems, Inc., and Oclassen Pharmaceuticals, Inc. Additionally, Mr. Ghiglieri was also the Chief Financial Officer and Corporate Secretary for two technology software companies: Avolent, Inc., and Andromedia, Inc. Mr. Ghiglieri began his career as an audit manager of PricewaterhouseCoopers, LLP. He received a B.S. in Business Administration from California State University, Hayward where he graduated Magna Cum Laude. Mr. Ghiglieri is also a Certified Public Accountant (inactive). SELLAS believes Mr. Ghiglieri’s significant executive management experience of public and private companies in the biotechnology and healthcare sectors qualify him to serve on our Board.

Robert L. Van Nostrand. Mr. Van Nostrand’s role as a director on our Board commenced upon closing of the Merger. Mr. Van Nostrand is currently on the board of directors of Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a biotechnology company, Enumeral Biomedical Corporation (OTCMKTS: ENUM), a biotechnology company, Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), a biopharmaceutical company, Yield10 Bioscience, Inc. (NASDAQ: YTEN), formerly Metabolix, Inc., a bio agricultural company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. Between 1986 and 2007, Mr. Van Nostrand held various executive and other management positions, including Chief Compliance Officer and Chief Financial Officer, at OSIPharmaceuticals, Inc., or OSI. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is also on the board of New York Biotechnology Association and was the former chairman, and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and completed advanced management studies at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant. SELLAS believes Mr. Van Nostrand’s vast board and industry experience in life sciences, his qualification as a financial expert, as well as his experience in transaction structuring and risk management qualifies him to serve on our Board.

John Varian. Mr. Varian’s role as a director on our Board commenced upon closing of the Merger. Mr. Varian served as Chief Executive Officer of XOMA Corporation, or XOMA, from August 2011 through December 2016 and served as a member of the board of directors of XOMA from December 2008 through May 2017. Mr. Varian currently serves as a member of Versartis, Inc.’s (NASDAQ: VSAR) board of directors, a position he has held since March 2014. Mr. Varian previously served as Chief Operating Officer of ARYx Therapeutics, Inc. from December 2003 through August 2011. Beginning in May 2000, Mr. Varian was Chief Financial Officer of Genset S.A. in France, where he was a key member of the team negotiating Genset’s sale to Serono S.A. in 2002. From 1998 to 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s Chief Financial Officer from 1997 until 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and Chief Financial Officer of Anergen Inc. Mr. Varian was an Audit Principal / Senior Manager at Ernst & Young LLP from 1987 until 1991 where he focused on life sciences. Mr. Varian was also a founding committee member of Bay Bio and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian holds a B.B.A. from Western Michigan University. He is a Certified Public Accountant. SELLAS believes Mr. Varian’s significant experience working with biopharmaceutical companies, with a specific focus on financing, corporate financial management and related matters, qualifies him to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors of such listed company. Our Board consults with our internal and outside counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable Nasdaq listing standards: Jane Wasman, Stephen F. Ghiglieri, Robert L. Van Nostrand and John Varian. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Fabio López and David A. Scheinberg, M.D., Ph.D. (our two Class II director nominees), and Angelos M. Stergiou, M.D. ScD. h.c., our Chief Executive Officer, are not considered “independent” pursuant to the applicable Nasdaq standards.

Our Board considered the relationships between such independent directors and certain of our investors and determined that such relationships did not affect such directors’ independence under Nasdaq listing standards, or, where applicable, under Securities and Exchange Commission, or SEC, rules.

Board Leadership Structure

Our Board has an independent Chairman, Jane Wasman, who has authority, among other things, to preside over Board meetings and stockholder meetings, and shall have such powers and duties as may from time to time be assigned by the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of our Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with certain legal and regulatory requirements and oversees the performance of the internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports to the Board on risk matters.

Meetings of the Board of Directors

The Galena board of directors met seventeen times during 2017. During 2017, each Galena board member attended 75% or more of the aggregate number of meetings of the board of directors and of the committees on which they served.

Since the Merger on December 29, 2017, our Board has met two times. Each Board member attended each of the meetings of the Board and the committees on which he or she serves since the Merger. The Galena independent directors met three times in regularly scheduled executive sessions during fiscal year 2017, at which only independent directors were present in compliance with applicable Nasdaq listing standards. Mr. Hillsberg, the Chairman of the Galena board of directors during 2017, presided over the executive sessions.

Information Regarding Committees of the Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of our committees meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to SELLAS.

The following table provides our current committee membership for fiscal year 2018 for each of the Board committees.

The Audit Committee has met three times since the Merger. The Compensation Committee has met four times since the Merger. The Nominating and Corporate Governance Committee has met one time since the Merger. The Research and Development Committee has met three times since the Merger.

Galena

The following table reflects the structure of Galena’s board of directors and committees from January 1, 2017 through the closing of the Merger on December 29, 2017. In accordance with the Merger Agreement, on the closing date each of the Prior Directors (below) resigned from our Board and any respective committees of our Board on which they served, which resignations were not the result of any disagreements with us relating to our operations, policies or practices.

The Audit Committee met six times during the fiscal year. The Compensation Committee met eight times during the fiscal year. The Nominating and Corporate Governance Committee met four times during the fiscal year. The Ad Hoc Committee met five times during the fiscal year.

Audit Committee

The Audit Committee was established by our Board in accordance with Section 3(a)(58)(A) of the of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee’s responsibilities include, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accountants;

•	reviewing and approving the audit and non-audit services to be performed by the independent registered public accountants;

•	Reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	conferring with management and the independent registered public accountants regarding the effectiveness of internal control over financial reporting;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing and approving transactions between SELLAS and any related persons; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The Audit Committee is comprised of three directors: Messrs. Varian, Van Nostrand, and Ghiglieri. The Audit Committee met three times since the Merger. Our Board has adopted a written Audit Committee charter that is available to stockholders in the corporate governance section of our website at www.sellaslife.com.

Our Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act). Our Board has determined that Messrs. Varian, Van Nostrand, and Ghiglieri satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and Nasdaq listing standards, as applicable.

Our Board has also determined that each of the members of our Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of each of the members of our Audit Committee level of knowledge and experience based on a number of factors, including the formal education and experience of Mr. Ghiglieri as a former chief financial officer for public reporting companies, Mr. Van Nostrand’s formal education and being a Certified Public Accountant and experience with other public reporting companies and Mr. Varian’s formal education and being a Certified Public Accountant and experience as a former chief financial officer with other public reporting companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

By the Audit Committee of the Board: Messrs. John Varian, Robert L. Van Nostrand, and Stephen F. Ghiglieri.

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently comprised of three directors: Ms. Wasman and Messrs. Van Nostrand and Ghiglieri. Each of Ms. Wasman and Messrs. Van Nostrand and Ghiglieri are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee has met four times since the Merger. Our Board has adopted a written Compensation Committee charter that is available to stockholders in the corporate governance section of our website at www.sellaslifesciences.com.

The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•	establish corporate performance goals and objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated goals and objectives;

•	review and recommend to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	administer our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.

Each year, our Compensation Committee reviews with management our executive compensation tables and accompanying narrative disclosure and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

From January 1, 2017 through December 29, 2017, Galena’s Compensation Committee engaged Radford, a division of Aon Hewitt, which is a subsidiary of Aon plc, or Radford, as its compensation consultant, to evaluate long and short-term executive compensation, director compensation and executive severance plans. Our Compensation Committee later ratified this engagement. Radford reviewed our executive officer and director compensation relative to a peer group and against survey data available to Radford. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Based on these recommendations, we adopted a non-employee director compensation policy in 2016. Our non-employee director compensation policy is described under “Director Compensation” below

During 2017, Private SELLAS engaged and requested that Radford conduct a review of its compensation structure and policies and assist in designing and implementing an executive compensation structure program for a newly public company. Following the completion of the Merger, Radford developed recommendations that were presented to our Compensation Committee and ultimately, the Board for consideration. During the period ended December 31, 2017, Private SELLAS did not have a non-employee director compensation policy.

After the Merger, our Compensation Committee engaged Arnosti Associates to conduct an additional review of our going forward compensation structure and policies.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of the Board, and assessing the performance of management and our Board.

The Nominating and Corporate Governance Committee is comprised of three directors: Ms. Wasman and Messrs. Van Nostrand and Varian. All members of our Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee has met one time since the Merger. Our Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders in the corporate governance section of our website at www.sellaslife.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain qualifications, including the ability to read and understand basic financial statements and the possession of the highest personal integrity and ethics. Candidates for director should also be over 21 years of age. Our Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise enabling the candidate to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, our Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the needs of our Board, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Research and Development Committee

The Research and Development Committee currently consists of David A. Scheinberg, M.D., Ph.D. (Chairman), Angelos M. Stergiou, M.D. ScD. h.c. and John Varian.

The Research and Development Committee did not meet during the fiscal year ended December 31, 2017 as is a newly-established committee formed after the Merger. The duties and responsibilities of the Research and Development Committee will be set forth in the Charter of the Research and Development Committee.

Stockholder Communications with the Board of Directors

The Board expects that the views of our stockholders will be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at SELLAS Life Sciences Group, Inc. 315 Madison Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Code of Ethics

In connection with the Merger, on the Closing Date, our Board adopted a code of business conduct and ethics, or the Code. The Code superseded our existing code of business conduct and ethics previously adopted by our Board, but it did not result in any explicit or implicit waiver of any provision of our previously adopted code of business conduct and ethics in effect prior to the adoption of the Code. The Code applies to all of our directors, officers and employees.

The Code reflects current best practices and enhances our personnel’s understanding of our standards of ethical business practices, promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities, and provides clarity as to how to address ethical issues that may arise.

The foregoing description of the Code does not purport to be complete and is qualified in its entirety by reference to the full text of the Code, a copy of which is posted on our website at https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx. We also anticipate filing any future amendment or waiver of the Code on our website within four business days of the date of such amendment or waiver. The contents of our website are not incorporated by reference in this report or made a part hereof for any purpose.

Corporate Governance Guidelines

In December 2017, the Board documented the governance practices that we follow by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at

https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Moss Adams LLP, or Moss Adams, as our independent registered public accounting firm for the fiscal year ended December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Moss Adams currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2017. Moss Adams has served as our auditors since May 2013. Moss Adams does not have and has not had any financial interest, direct or indirect, in our Company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors.

Our Audit Committee and our Board believe that the continued retention of Moss Adams to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such selection. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of Moss Adams. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the selection of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of our company and its stockholders.

Audit and non-audit services to be provided by Moss Adams are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers. Representatives of Moss Adams are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Our Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

“For” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting that cast votes is required to ratify the selection of Moss Adams. Abstentions and broker non-votes will count towards a quorum but will have no effect on the outcome of this Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2017 and 2016, by Moss Adams, our principal accountant.

	Year Ended December 31,
	2017	2016
	(in thousands)
Audit Fees(1)	$511	$231
Audit-related Fees(2)	162	191
Tax Fees (3)	19	7
All Other Fees	—	—

Total Fees	$692	$429

(1)	For the years ended December 31, 2017 and 2016, the aggregate audit fees billed for professional services rendered for audits and quarterly reviews of our consolidated financial statements.
(2)	For the years ended December 31, 2017 and 2016, audit-related fees billed by Moss Adams pertained to services rendered in connection with procedures required for filings with the SEC in conjunction with financing transactions and the Merger.
(3)	Tax fees consist of fees for tax consultation and compliance services.

All fees described above were pre-approved by the Audit Committee.

We furnished the foregoing disclosure to Moss Adams.

KPMG Audit Limited

The following table presents the fees for professional services billed by KPMG Audit Limited, or KPMG Bermuda, Private SELLAS’ independent registered public accounting firm, for services rendered for the years ended December 31, 2017 and 2016:

	Year Ended December 31,
	2017	2016
	(in thousands)
Audit Fees (1)	$175	$100
Audit-related Fees (2)	241	—
Tax Fees (3)	—	—
All Other Fees	—	—

Total Fees	$416	$100

(1)	For the years ended December 31, 2017 and 2016, the aggregate audit fees billed by KPMG Bermuda were for professional services rendered for audits of our consolidated financial statements.
(2)	For the years ended December 31, 2017 and 2016, audit-related fees billed pertained to services rendered in connection with procedures required for filings with the SEC in conjunction with the Merger.
(3)	For the years ended December 31, 2017 and 2016, fees billed related to tax return preparation and tax consultation and compliance services.

KPMG Bermuda served as the independent registered public accounting firm for the audit of the Private SELLAS financial statements for the years ended December 31, 2016 and 2015 through the closing of the Merger. On March 6, 2018, we dismissed KPMG Bermuda as Private SELLAS’ independent registered public accounting firm, with immediate effect, and engaged Moss Adams for the combined company.

KPMG Bermuda’s audit reports on Private SELLAS’ financial statements for the years ended December 31, 2016 and 2015 contained a statement that “the Company has suffered recurring net losses since its inception and has an accumulated deficit of $30.4 million that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.” In addition, KPMG Bermuda advised Private SELLAS that Private SELLAS has a material weakness in its internal control over financial reporting due to lack of sufficient management and personnel with appropriate expertise in generally accepted accounting principles and SEC rules and regulations with respect to financial reporting.

During our two most recent fiscal years and the subsequent interim period through March, 2018, the date of notification to KPMG Bermuda of its dismissal, there were no: (1) disagreements with KPMG Bermuda on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Bermuda, would have caused it to refer to the subject matter thereof regarding its report, or (2) reportable events, as defined in Item 304(a)(l)(v) of Regulation S-K other than as noted above regarding Private SELLAS’ ability to continue as a going concern and the existence of material weaknesses in its internal control over financial reporting.

We furnished the foregoing disclosure to KMPG Bermuda.

Pre-Approval Procedures

Our Audit Committee pre-approves of audit and non-audit services rendered by our independent registered public accounting firm, Moss Adams. Our audit committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

Our Audit Committee has determined that the rendering of services other than audit services by Moss Adams is compatible with maintaining the principal accountant’s independence.

Fees incurred by Galena with respect to the auditing and non-auditing services of Moss Adams rendered prior to the closing of the Merger were required to be pre-approved by the Galena Audit Committee. Fees incurred by Private SELLAS with respect to services of KPMG Bermuda prior to the Merger were pre-approved by Private SELLAS’ board of directors. Fees we incurred with respect to the services of Moss Adams and KPMG Bermuda subsequent to the closing of the Merger were pre-approved by our Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

At the 2013 annual meeting of stockholders, the stockholders indicated their preference that Galena solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Galena board of directors adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this Proxy Statement. We believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and effective in achieving the overall objectives of our compensation program. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, our Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal 3 requires that the proposal receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting that cast votes with respect to this Proposal 3. Abstentions and broker non-votes will count towards a quorum but will have no effect on the outcome of this Proposal 3. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2019 annual meeting of shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership of our common stock as of April 20, 2018, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and each nominee for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 6,582,542 shares of common stock issued and outstanding as of April 20, 2018 and determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting of outstanding equity awards that are exercisable or subject to vesting within 60 days after April 20, 2018 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

As otherwise noted below, the address for persons listed in the table is c/o SELLAS Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York, 10017.

Name of Beneficial Owner	Number	Percentage of Shares Beneficially Owned
Five Percent Stockholders (other than directors and officers):
Equilibria Capital Management and affiliates(1)	3,055,725	44.3%
Named Executive Officers and Directors:
Angelos M. Stergiou, M.D., Sc.D., h.c., President, Chief Executive Officer and Director	450,135	6.8%
Gene Mack, Chief Financial Officer	0	*
Aleksey Krylov, Former Interim Chief Financial Officer	0	*
Nicolas J. Sarlis, M.D., Ph.D., FACP Chief Medical Officer	0	*
Gregory M. Torre, Ph.D., J.D., Former Chief Regulatory Officer(2)	30,000	*
Barbara A. Wood, General Counsel and Corporate Secretary	0	*
Jane Wasman, Chairman of the Board	916	*
Stephen Ghighlieri, Director(3)	1,502	*
Fabio López, Director(4)	3,052,382	44.2%
David L. Scheinberg, M.D., Ph.D., Director	916	*
Robert Van Nostrand, Director	916	*
John Varian, Director	916	*
Mark W. Schwartz, Former President and Chief Executive Officer(3)	0	*
Bijan Nejadnik, M.D., Former Chief Medical Officer(3)	519	*
Thomas Knapp, Former Interim General Counsel(3)	755	*
All current executive officers and directors as a group (10 persons)	3,507,683	50.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Includes (i) 149,766 shares held of record by Equilibria Capital Management Limited, a Bermuda limited liability company (“Equilibria”), (ii) 676,324 shares held of record by EQC Private Markets SAC Fund Ltd—EQC Biotech Sely I Fund, a Bermuda mutual fund company (“Sely I”), and 316,163 shares issuable upon exercise of warrants to purchase Common Stock held by Sely I, (iii) 1,521,863 shares held of record by EQC Private Markets SAC Fund II Ltd—EQC Biotech Sely S Fund, a Bermuda mutual fund company (“Sely S”), (iv) 325,799 shares held of record by EQC Private Markets SAC Fund Ltd—EQC Biotech Sely II Fund, Bermuda mutual fund company “Selly II”), (v) 58,208 shares held of record by EQC Private Markets II SAC Fund Ltd—EQC Biotech Sely III Fund, a Bermuda mutual fund company (“Sely III”), (vi), 3,343 shares held by Varibobi Financial Holdings Limited, a Cyprus limited liability company (“Varibobi”), (vii) 916 shares issuable upon the exercise of options held by Mr. Lopez and (viii) 3,343 shares held by Daniel Tafur. Sely I, Sely S, Sely lI and Sely III are referred to collectively as the “EQC Funds”. Equilibria is the investment manager of each of the EQC Funds and may be deemed to beneficially own the shares of Common Stock held by the EQC Funds. Varibobi is an owner of Equilibria and may be deemed to beneficially own the shares held by Equilibria and the EQC Funds. Fabio López is the owner of Varibobi and the chief executive officer, a director and owner of Equilibria and may be deemed to be the indirect beneficial owner of the shares of Common Stock owned by Equilibria and the EQC Funds. Mr. Tafur is chief investment officer, founder and board member of Equilibria and may be deemed to be the indirect beneficial owner of shares of Common Stock beneficially owned by Equilibria. Varibobi, Mr. López and Mr. Tafur each disclaim such beneficial ownership, except to the extent of its or his pecuniary interest in such shares. The principal business address of Equilibria is O’Hara House, One Bermudiana Road, Hamilton, HM08.
(2)	Dr. Torre’s employment was terminated by mutual agreement effective April 27, 2018. Pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”) and notwithstanding anything to the contrary in the Plan and the stock option grant, if Dr. Torre fully complies with his obligations under the mutually agreed upon separation agreement, then any unvested options granted under the Plan shall accelerate and shall be considered vested and exercisable in full as of the separation date. Dr. Torre’s rights to exercise his options as to any vested shares will be as set forth in the Plan.
(3)	Represents shares subject to options.
(4)	Includes (i) 3,343 shares held by Varibobi, (ii) 916 shares issuable upon the exercise of options with vesting dates on April 13, 2018, May 13, 2018 and June 13, 2018, and (iii) 3,048,123 shares beneficially owned by entities affiliated with Equilibria. Does not include 3,343 shares owned by Mr. Tafur. Mr. López is the owner of Varibobi, and the chief executive officer, a director and owner of Equilibria, and may be deemed to be the indirect beneficial owner of the shares of Common Stock owned by Equilibria. Mr. López disclaims such beneficial ownership, except to the extent of his pecuniary interest in such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning our executive officers, including their ages, as of April 30, 2017. Biographical information for our President, Chief Executive Officer and Director, Angelos M. Stergiou, M.D., Sc.D. h.c., is included above with the directors.

Name	Age	Position(s)
Angelos M. Stergiou, M.D., Sc.D. h.c.	42	President, Chief Executive Officer, Vice Chairman and Director
Gene Mack	44	Chief Financial Officer
Nicolas J. Sarlis, M.D., Ph D.	63	Chief Medical Officer
Barbara A. Wood	56	Executive Vice President, General Counsel and Corporate Secretary

Gene Mack. Mr. Mack has served as our Chief Financial Officer since April 2018. Gene has over 20 years of experience in the life sciences sector spanning clinical research, financing, investing, corporate strategy and business development with private and public companies. Prior to joining SELLAS, Mr. Mack was a consultant for a number of private and public biotechnology and pharmaceutical companies providing advisory and support for raising capital and business development transactions as well as implementing and managing all aspects of corporate finance, accounting, SEC reporting, legal affairs, treasury and investor/public relations. Formerly Mr. Mack was a consultant and Senior Vice President and Chief Financial Officer of privately held Ascendia Pharmaceuticals and Nicox S.A. from 2015 through March 2018. Prior to Ascendia, Mr. Mack was Senior Director, Corporate Finance for Edge Therapeutics from 2013 to 2015. From 2000 to 2013, Mr. Mack was a senior publishing analyst covering the life sciences sector at various banking institutions including Gruntal & Co, Lazard, and HSBC. Prior to his tenure on Wall Street, Mr. Mack completed research in biochemistry, at Cornell University Medical College and clinical neurology at Columbia University College of Physicians and Surgeons where he was part of a team investigating less invasive treatments for malignant gliomas and cerebrovascular disease including aneurysms, arteriovenous malformations and stroke. Mr. Mack received both his BS in Biochemistry and MBA in Finance from Fordham University. Mr. Mack filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in October 2017, which was uncontested and fully discharged. There are no pending legal proceedings related to this matter.

Nicholas J. Sarlis, M.D., Ph.D., FACP. Dr. Sarlis has served as SELLAS’ Chief Medical Officer and Senior Vice President since September 2016. Prior to joining SELLAS, Dr. Sarlis served as Vice President and Head of Global Medical Affairs at Incyte Corporation from July 2015 to May 2016, as well as Vice President and Head of Medical Affairs from September 2010 to June 2015. Prior to his time at Incyte Corporation, Dr. Sarlis held senior positions at Sanofi Aventis from June 2006 to September 2010, where he led medical teams launching oncology and cancer supportive care products in both the United States and the European Union. Dr. Sarlis holds an M.D. and Sc.D. (Med.) from the University of Athens, and a Ph.D. in Neuroendocrinology/Molecular Biology from the University of London. Dr. Sarlis received his undergraduate degree in Chemistry/Biology from the School of Experimental Pedagogy, University of Athens. Dr. Sarlis is board certified by the American Board of Internal Medicine and is a Fellow of both the American College of Physicians and Royal Society of Medicine (UK).

Barbara A. Wood. Ms. Wood has served as our Executive Vice President, General Counsel and Corporate Secretary since March 2018. Prior to joining us, Ms. Wood served as Senior Vice President, General Counsel and Corporate Secretary at Ophthotech Corporation from November 2013 to February 2018. From January 2011 to November 2013, Ms. Wood practiced law at Wood Legal. From April 2001 to December 2010 Ms. Wood served in varying roles at OSI Pharmaceuticals, Inc., most recently as Senior Vice President, General Counsel and Corporate Secretary. Before joining OSI, Ms. Wood was a partner at the New York law firm of Squadron, Ellenoff, Plesent & Sheinfeld (now part of Hogan Lovells), focusing on mergers and acquisitions, biotechnology, licensing, securities and venture capital matters Ms. Wood received her B.A. in Economics and Classics, magna cum laude, from Connecticut College and her J.D. from Columbia Law School where she was a Harlan Fiske Stone Scholar.

EXECUTIVE COMPENSATION

Summary Compensation Table

Private SELLAS

In connection with the Merger and since the Closing Date, we have been led by our senior management team from Private SELLAS. The following table shows for the years ended December 31, 2017 and 2016, compensation awarded to or paid to, or earned by, Private SELLAS’ Chief Executive Officer, Chief Financial Officer and its two other most highly compensated executive officers at December 29, 2017, collectively, the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)		Total ($)
Angelos M. Stergiou, M.D., Sc.D., h.c. President and Chief Executive Officer	2017 2016	400,000 133,332	(3)	186,667 —	(4)	— —	— 1,925,674	142,044 117,700	(5) (6)	728,711 2,176,706
Nicholas J. Sarlis, M.D., Ph.D., FACP Chief Medical Officer and Senior Vice President	2017 2016	438,889 99,519		161,000 —	(4)	— 276,470	— —	17,003 4,960	(7) (7)	616,892 375,989
Aleksey Krylov, CFA(8) Interim Chief Financial Officer	2017 2016	51,230 —		— —		— —	— —	225 —	(7)	51,455 —
Gregory M. Torre, Ph.D., J.D(9) Former Chief Regulatory Officer and Senior Vice President, Technical Operations	2017 2016	285,000 369,012	(11)	115,000 50,000	(10) (12)	— 346,844	— —	9,882 3.294	(7) (7)	409,882 822,444

(1)	The amounts in this column reflect the full grant date fair value of options granted during 2016. The grant date fair value was computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financials for the year ended December 31, 2017 included in our annual statement in Form 10-K.
(2)	The amounts in this column reflect the full grant date fair value of restricted stock units, or RSUs, granted during 2016. The grant date fair value was computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financials for the year ended December 31, 2017 included in our annual statement in Form 10-K.
(3)	Dr. Stergiou received a grant of 642 shares of fully vested Private SELLAS common stock with a value of $110,637.45 as payment for a portion of his 2017 base salary.
(4)	Discretionary bonus for service in 2017.
(5)	Includes payment of social, medical, dental, and vision insurance premiums ($22,044) required under Bermuda law. Also includes payment of a $10,000 monthly housing allowance for Dr. Stergiou’s benefit for an aggregate amount of $120,000.

(6)	Payment of monthly housing allowance for Dr. Stergiou’s benefit.
(7)	Company benefits paid on behalf of the employee: medical, dental, vision, short-term/long-term liability insurances, education, basic life insurance, personal accident insurance, workers compensation insurance, employer liability insurance.
(8)	Mr. Krylov’s employment commenced in September 2017. On April 16, 2018, we mutually agreed with Mr. Krylov that his position as our Interim Chief Financial Officer would cease, effective April 20, 2018. Mr. Krylov has agreed to remain as a member of our finance team until July 15, 2018 to assist with the transition of CFO responsibilities.
(9)	Dr. Torre’s employment was terminated by mutual agreement effective April 27, 2018.
(10)	Pursuant to Dr. Torre’s September 2016 employment agreement, a one-time cash bonus in the aggregate amount of $75,000 was paid in three installments. The two remaining installments ($50,000) were paid in 2017. A discretionary bonus amount of $65,000 was paid for services in 2017.
(11)	Includes an aggregate of $225,262 of payments to Tower, LLC for consulting services provided by Dr. Torre prior to him becoming a full-time employee.
(12)	Pursuant to Dr. Torre’s September 2016 employment agreement, a one-time cash bonus in the aggregate amount of $75,000 was paid in three payments, one installment ($25,000) in 2016. A discretionary bonus amount of $25,000 was paid for services in 2016.

Galena

The following table shows for the years ended December 31, 2017 and 2016, compensation awarded to or paid to, or earned by, Galena’s principal executive officer and each of Galena’s two other most highly compensated executive officers who were serving Galena at December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Option Awards(2) ($)		Stock Awards ($)	All Other Compensation(3) ($)		Total ($)
Stephen Ghiglieri(4) Former Chief Executive Officer and Chief Financial Officer	2017 2016	438,889 61,667	225,000 66,650	(6)	— 191,535	(7)	— —	718,281 60,000	(5) (8)	1,382,170 319,852
Mark W. Schwartz Former President and Chief Executive Officer	2017 2016	47,438 569,250	— —		— —		— —	352,749 2,562	(9) (10)	400,186 571,812
Bijan Nejadnik, M.D. Former Chief Medical Officer	2017 2016	412,000 400,000	123,600 140,000		— 45,000		— —	678,490 2,562	(9) (10)	1,214,090 587,562
Thomas Knapp Former Interim General Counsel	2017 2016	341,445 334,750	102,434 90,383		— 31,317		— —	565,873 2,562	(11) (10)	1,009,752 459,012

1.	The aggregate $451,034 bonuses shown for 2017 represent year-end bonuses for 2017 that were paid out on December 29, 2017. Of the aggregate $297,033 bonuses shown for 2016, $247,033 represent year-end bonuses for 2016 that were accrued at December 31, 2016 and paid in January 2017 and $50,000 represents a sign-on bonus related to a new hire agreement, which was accrued at December 31, 2016 and paid in January 2017.
2.	The amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the footnotes to our financial statements incorporated in our annual report on Form 10-K for the year ended December 31, 2017. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the footnotes to our financial statements incorporated in Galena Biopharma, Inc.’s annual report on Form 10-K for the year ended December 31, 2016.
3.	Consists of life insurance premiums, severance payments, accrued but unused vacation payouts or COBRA premium payments as described in the footnotes below.
4.	Mr. Ghiglieri joined the Company in 2016.
5.	Amount includes (i) contractual retention payments of $225,000 paid in two equal installments in June and December 2017; and (ii) contractual severance payment of $450,000 as a result of the Merger in December 2017; and (iii) payout of accrued but unused vacation time of $22,407; and (iv) COBRA reimbursement payment of $18,312 in December 2017; and (v) life insurance premiums paid by the Company of $2,562.
6.	Of the amount shown, $50,000 is related to a sign-on bonus paid to Mr. Ghiglieri prior to joining as Chief Financial Officer in November 2016 and the remaining $16,650 relates to a year-end bonus for 2016 paid out in January 2017.
7.	The amount shown represents two option grants issued to Mr. Ghiglieri in August 2016 and November 2016 in connection with his Consulting Agreement and Employment Agreement, respectively.
8.	Amount consists of consulting payments to Mr. Ghiglieri prior to joining as Chief Financial Officer in November 2016.
9.	Amount includes $302,069 related to a severance payment in connection with the Separation Agreement between Dr. Schwartz and Galena entered into and paid in January 2017, $50,466.21 related to a payment of accrued but unused vacation time, and $213.47 in company-paid life insurance premiums.
10.	Consists of only life insurance premiums.
11.	Amount includes (i) contractual retention payments of $170,723 paid in two equal installments in June and December 2017; and (ii) contractual severance payment of $341,445 as a result of the Merger in December 2017; and (iii) payout of accrued but unused vacation time of $32,832; and (iv) COBRA reimbursement payment of $18,312 in December 2017; and (v) life insurance premiums paid by the Company of $2,562.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2017, none of the SELLAS Named Executive Officers held outstanding equity awards. The following table shows for the fiscal year ended December 31, 2017, certain information regarding outstanding equity awards held as of December 31, 2017 by the Galena named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

Options(1)
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Stephen Ghiglieri	8/22/2016 11/1/2016	170 416	— —	$ $	264.00 114.00	12/29/18 12/29/18
Bijan Nejadnik, M.D.	10/30/2015 12/18/2015 1/17/2017	291 41 187	— — —	$ $ $	1,008.00 900.00 54.30	12/29/18 12/29/18 12/29/18
Thomas Knapp	10/25/2016 6/25/2015 12/18/2015 2/6/2017	169 66 187 333	— — — —	$ $ $ $	174.00 1,098.00 900.00 42.30	12/29/18 12/29/18 12/29/18 12/29/18

(1)	Options were granted with respect to shares of Galena common stock, were converted in the Merger into options for SELLAS common stock and are fully vested as of 12/31/17.
(2)	The options vest in 16 equal quarterly installments beginning three months from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2017, there were no outstanding equity awards to the Galena Named Executive Officers.

Agreements with our Named Executive Officers

We have entered into employment agreements with each of the named executive officers described below, which include standard confidential information and/or inventions assignment agreements, and under which each of the named executive officers has agreed not to disclose our confidential information. The named executive officers are each eligible to participate in, subject to applicable eligibility requirements, all of our employee retirement and welfare benefit plans and programs made available to senior level executives.

All severance benefits payable to the named executive officers under their employment agreements are subject to their signing, not revoking and complying with a release of claims in favor of us and are subject to applicable taxes and withholding.

Angelos M. Stergiou, M.D., Sc.D. h.c.

In September 2016, Private SELLAS entered into an employment agreement with Dr. Stergiou, President and Chief Executive Officer. Under this employment agreement, Dr. Stergiou is entitled to an annual base salary of $400,000 (subject to review and adjustment in the discretion of the Board or the compensation committee) and a discretionary annual cash bonus, with a target amount no less than 30% of Dr. Stergiou’s then effective base salary (subject to continued employment and the achievement of certain performance objectives established by Private SELLAS’ board of directors or compensation committee). This employment agreement also provides that Dr. Stergiou will receive a monthly housing allowance of $10,000 and may be eligible to receive an additional discretionary bonus as determined by Private SELLAS in its sole discretion.

Dr. Stergiou’s employment agreement provides that upon an initial public offering, or IPO, which is defined in the agreement as the first sale of equity securities issued by Private SELLAS, which sale is registered under the U.S. Securities Act of 1933, and which securities are listed on a U.S. national securities exchange, Dr. Stergiou is eligible to receive additional bonuses of up to $400,000, provided Private SELLAS has a market capitalization of at least $300 million at the time of such IPO. $200,000 of the potential IPO bonuses is payable if Private SELLAS’ share price rises at least 20% in the five business days following the completion of the IPO and an additional $200,000 if the share price also rises at least 20% on the nine month anniversary of the IPO. In addition, in the event of a trade sale of Private SELLAS within three years following the IPO, Dr. Stergiou is eligible to receive an additional bonus equal to $2 million, $3 million or $5 million if the total consideration received by Private SELLAS in connection with the trade sale exceeds $500 million, $750 million or $1 billion, respectively. The Merger was not considered an IPO or trade sale for purposes of Dr. Stergiou’s employment agreement, therefore Dr. Stergiou was not eligible to receive the IPO bonuses or a trade sale bonus in connection with the Merger.

In connection with Dr. Stergiou entering into his employment agreement, and pursuant to the terms thereof, Private SELLAS issued to Dr. Stergiou 827 Private SELLAS RSUs on November 22, 2016. Dr. Stergiou’s Private SELLAS RSUs were scheduled to vest on November 22, 2017 and were subject to accelerated vesting upon a change in control of Private SELLAS and certain terminations of employment; however, on August 7, 2017, Private SELLAS’ board of directors accelerated the vesting of such Private SELLAS RSUs in full and Private SELLAS Shares have been issued to Dr. Stergiou upon settlement of the Private SELLAS RSUs.

Dr. Stergiou’s employment agreement does not have a specified term and either party may terminate Dr. Stergiou’s employment agreement by providing written notice at any time, with or without cause. If we terminate Dr. Stergiou’s employment without cause or Dr. Stergiou resigns for good reason, Dr. Stergiou will be eligible to receive a lump-sum payment equal to two years of his annual base salary. In addition, if such termination or resignation occurs within one month prior to or twelve months following a change in control, Dr. Stergiou will be eligible to receive full vesting of his then outstanding stock awards and any options held by Dr. Stergiou may be exercised during the 12 month period following termination, or if earlier, the expiration date of the options. We must provide Dr. Stergiou with six months’ notice prior to a termination without cause and may elect to place Dr. Stergiou on garden leave (with base salary and other benefits) during such period. Upon termination of his employment due to death or disability, Dr. Stergiou is eligible for a pro-rated bonus for the year in which terminated.

Dr. Stergiou must provide written notice of a termination for good reason within 90 days of the event constituting good reason. We have a period of 30 days to correct the act or failure to act that constitutes good reason. If we fail to cure, Dr. Stergiou must provide a second notice of termination at least 30 and no more than 90 days after the first notice.

Nicholas J. Sarlis, M.D., Ph.D., FACP and Gregory M. Torre, Ph.D., J.D.

In September 2016, Private SELLAS entered into an employment agreement with each of Dr. Sarlis, Private SELLAS’ Senior Vice President and Chief Medical Officer and Dr. Torre, Private SELLAS’ Chief Regulatory Officer, and Senior Vice President, Technical Operations. The employment agreements provide for a four-year term, unless terminated by either party for any reason, with or without cause, by providing written notice, and establishes an annual base salary of $345,000. According to the terms of his agreement, Dr. Torre was also eligible to receive a $75,000 signing bonus payable in three installments on October 31, 2016, December 31, 2016 and January 31, 2017, subject to his continued employment on each such date The employment agreements provide that the executives are eligible to receive a discretionary annual cash bonus of up to 25% of their base salary (subject to continued employment and the achievement of certain performance objectives established by Private SELLAS’ board of directors or compensation committee). The executives are also eligible to receive an additional discretionary bonus as determined by Private SELLAS and an IPO bonus equal to $100,000 for Dr. Sarlis and $125,000 for Dr. Torre upon the occurrence of an IPO (as defined above). Neither Dr. Sarlis nor Dr. Torre was eligible for the IPO bonus in connection with the Merger.

In connection with entering into the employment agreements, and pursuant to the terms thereof, Private SELLAS issued options to purchase Private SELLAS Shares to each of Drs. Sarlis and Torre. The option awards were scheduled to vest in three equal annual installments beginning on January 1, 2018, and were subject to accelerated vesting upon a change in control of Private SELLAS and certain terminations of employment; however, their outstanding options were terminated by Private SELLAS’ board of directors on August 7, 2017, prior to any vesting thereof in exchange for a payment of $1,000 to each of Drs. Sarlis and Torre.

If we terminate either Dr. Sarlis or Dr. Torre without cause, we must provide the executive with written notice prior to the date of such termination (five days’ notice for Dr. Torre and one day’s notice for Dr. Sarlis). In addition, the agreements provides that if we terminate the executive’s employment without cause or the executive resigns for good reason, the executive will be eligible to receive the following severance benefits: (i) an amount equal to 12 months of his annual base salary, payable in twelve substantially equal monthly installments; (ii) pro-rated target annual bonus to the extent earned and accrued for the year in which the termination occurs; (iii) reimbursement of COBRA premiums for 12 months following termination, or if earlier, upon the date the executive fails to pay the COBRA cost of continuation coverage or the date the executive is eligible for substantially similar coverage from a subsequent employer; and (iv) accelerated vesting of any outstanding equity awards. If such termination or resignation occurs within 12 months following a sale, Dr. Torre’s severance benefit will be enhanced to 18 months of his annual base salary payable in two equal installments at six and twelve months following the date of termination.

Dr. Sarlis or Dr. Torre, as applicable, must provide written notice of a termination for good reason within 60 days of the event constituting good reason. We have a period of 30 days to correct the act or failure to act that constitutes good reason. If we fail to cure, Dr. Sarlis or Dr. Torre, as applicable, must provide a second notice of termination at least 30 and no more than 90 days after the first notice.

Aleksey N. Krylov, M.B.A.

In October 2017, we entered into an employment agreement with Aleksey Krylov, our Interim Chief Financial Officer. Under this employment agreement, Mr. Krylov is entitled to an annual base salary of $270,000 (subject to review and adjustment in the discretion of our Board or a duly constituted committee thereof). Mr. Krylov’s employment agreement is at-will and provides that we may terminate Mr. Krylov’s employment at any time for any reason. Mr. Krylov may resign from his employment for any reason by giving us sixty days written notice. On April 16, 2018, we mutually agreed with Mr. Krylov that his position as our Interim Chief Financial Officer would cease, effective April 20, 2018. Mr. Krylov has agreed to remain as a member of our finance team until July 15, 2018 to assist with the transition of CFO responsibilities

Barbara A. Wood

Effective March 14, 2018, we entered into an employment letter-agreement with Barbara A. Wood, our Executive Vice President, General Counsel and Corporate Secretary. Under this agreement, Ms. Wood is entitled to an annual base salary of $365,000 (subject to review and adjustment in the discretion of the board of directors or its compensation committee) and a discretionary annual cash bonus, with a target amount of up to 40% of Ms. Wood’s then-effective base salary (subject to continued employment and the achievement of certain performance objectives established by our Board or compensation committee).

In connection with Ms. Wood entering into her employment letter-agreement, and pursuant to the terms thereof, we granted to Ms. Wood incentive stock options, or the Option, to purchase up to 50,000 shares of our common stock. The Option has an exercise price equal to the market price of our common stock upon the date of grant, with vesting as follows: the Option will vest as to 25% of the shares, subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four years from the date of grant. Vesting is subject to acceleration upon certain specified conditions and is subject to other terms and conditions set forth in our 2017 Option Plan and the form of Option grant agreement.

Ms. Wood’s employment letter-agreement does not have a specified term and either party may terminate Ms. Wood’s employment agreement by providing written notice at any time, with or without cause. We have mutually agreed with Ms. Wood to memorialize the terms and conditions of this employment relationship in a more formal Employment Agreement in the near future, so as to definitively determine rights and obligations related to termination benefits, change of control provisions, and other customary features of executive employment agreements.

Gene Mack

Effective April 20, 2018, we entered into a letter agreement with Mr. Mack, our Chief Financial Officer and Treasurer. The letter agreement provides that Mr. Mack is entitled to an annual base salary of $335,000 (subject to review and adjustment in the discretion of our Board or its compensation committee) and a discretionary annual cash bonus, with a target amount of up to 40% of Mr. Mack’s then-effective base salary (subject to continued employment and the achievement of certain performance objectives established by our Board or compensation committee). The employment letter agreement also provides that Mr. Mack is eligible to participate in any of our employee benefit plans of general applicability to other employees including, without limitation, group medical, dental, vision, disability, life insurance, and flexible spending account plans.

In connection with Mr. Mack entering into his employment letter agreement, and pursuant to the terms thereof, we granted to Mr. Mack, the Option (as previously defined) to purchase up to 40,000 shares of our common stock, pursuant to our 2017 Equity Incentive Plan with an exercise price per share equal to the closing market price of our common stock on April 20, 2018, with vesting as follows: the Option will vest as to 25% of the shares subject to the Option on April 20, 2019, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four years from the date of grant, subject to Mr. Mack’s continued service with us through each vesting date.

Mr. Mack’s employment letter agreement does not have a specified term and either party may terminate Mr. Mack’s employment agreement by providing written notice at any time, with or without cause. We have mutually agreed with Mr. Mack to memorialize the terms and conditions of this employment relationship in a more formal Employment Agreement in the near future, so as to definitively determine rights and obligations related to termination benefits, change of control provisions, and other customary features of executive employment agreements.

Retention Agreements

In late July and early August 2017, Private SELLAS entered into retention agreements with Dr. Sarlis and Dr. Torre, which went into effect upon the closing of the Merger, pursuant to which each executive is eligible to receive a retention bonus upon the consummation of a strategic transaction following the Merger. Each of Drs. Sarlis and Torre is eligible for such a retention bonus if he remains employed in good standing on a full-time basis through the consummation of a strategic transaction, and the strategic transaction is consummated within the 18 months following the effective date of the agreement. Each executive must sign a general release of claims to be eligible to receive the retention bonus.

The retention bonus is payable in a lump sum (less required payroll withholding and deductions) within 30 days following the date of consummation of such strategic transaction as follows:

Aggregate Consideration	Potential Retention Bonus
	Nicholas J. Sarlis	Gregory M. Torre
$0-$50 Million	$250,000	$200,000
$51-$100 Million	$500,000	$300,000
$101-$150 Million	$750,000	$400,000
$151-$200 Million	$1 Million	$550,000
$201-$250 Million	$1.5 Million	$750,000
> $251 Million	$1.75 Million	$750,000

In the event any contingent consideration is actually paid to us and/or our securityholders with respect to the strategic transaction, then if including such contingent consideration as part of the aggregate consideration would have resulted in the payment of a higher retention bonus and if the payment of any retention bonus upon receipt of such contingent payment would be deemed to be subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code, the executive will be eligible to receive an additional retention bonus equal to the difference between the retention bonus that would have been paid if the contingent consideration was included and the amount already paid upon consummation of the strategic transaction.

In addition, if either Drs. Sarlis or Torre makes the first introduction of a strategic transaction counterparty to us (as determined in good faith by the Board), the amounts payable to such executive pursuant to the chart above will be doubled, provided the executive remains employed by us through the date of the strategic transaction.

Each of Drs. Sarlis’ and Torre’s agreements will terminate on the earlier of the 18-month anniversary of the date of the agreement and the date their employment is terminated.

For the purposes of the retention agreements, a “strategic transaction” generally means any transaction or series of related transactions entered into by us and any counterparty (other than Galena) whereby, directly or indirectly, our Company and any counterparty effect a business combination involving more than 50% of our capital stock of and/or all or substantially all of our consolidated assets. “Aggregate consideration” means, with respect to a strategic transaction, an amount equal to the aggregate value of cash and/or property paid or payable to us and/or our securityholders in connection with the strategic transaction, subject to adjustment as set forth in the agreements. “Contingent consideration” means any amounts payable to us and/or our securityholders in connection with a strategic transaction that is payable following the closing of a strategic transaction and is contingent upon the performance of the continuing company or our assets and/or attainment of financial targets or other performance metrics following the consummation of the strategic transaction.

On April 19, 2018, we mutually agreed with Dr. Torre that his employment as our Chief Regulatory Officer and Senior Vice President, Technical Operations would cease, effective April 27, 2018. Dr. Torre’s retention agreement terminated effective April 27, 2018.

Severance, Equity Award Acceleration and Bonus Payments with Former Named Executive Officers

Change in Control and Severance Benefits for Galena’s Executive Officers

Galena had employment agreements with Messrs. Ghiglieri and Nejadnik, an offer letter with Mr. Knapp, as well as retention agreements with each of these officers that provided change in control and severance benefits as summarized below. Under each such agreement, the consummation of the Merger was considered a change of control. Under each of the retention agreements, the applicable executive officer was required to sign a customary release prior to receiving his retention payment in the event he is terminated (or considered terminated) without cause and is entitled to a retention payment.

Stephen F. Ghiglieri

On November 3, 2016, Mr. Ghiglieri and Galena entered into an employment agreement dated November 1, 2016, pursuant to which Mr. Ghiglieri was engaged to serve as Galena’s as Executive Vice President and Chief Financial Officer, effective November 1, 2016 on an “at-will” basis. On February 21, 2017, the Galena Board appointed Mr. Ghiglieri as Galena’s Interim Chief Executive Officer, effective February 21, 2017, and on such date, Galena and Mr. Ghiglieri amended his employment agreement. Pursuant to the terms of his employment agreement, as amended, if there was a change of control of Galena during the term of Mr. Ghiglieri’s employment agreement and Galena terminated Mr. Ghiglieri’s employment without “cause,” Mr. Ghiglieri would be entitled to his then annual base salary of $450,000 for a period of twelve months following the date of termination together with payment of any unused vacation time (only as accrued as of the date of such termination) and reimbursement of business expenses accrued but unpaid as of the date of such termination. If there was a change of control of Galena during the term of Mr. Ghiglieri’s employment agreement, and (x) the compensation, benefits, title or duties of Mr. Ghiglieri under his employment agreement were reduced or (y) Mr. Ghiglieri was required to relocate more than 50 miles from his current residence, Mr. Ghiglieri would be considered terminated by Galena without “cause” and would be entitled to the same benefits described above (i.e., twelve months of his annual base salary as well as any unused vacation time accrued as of the termination date and reimbursement of accrued but unpaid business expenses).

On March 21, 2017, Mr. Ghiglieri and Galena executed a retention agreement effective February 1, 2017, whereby Galena would pay Mr. Ghiglieri a retention payment of $225,000, 50% of which was paid on June 30, 2017 and 50% was to be paid on December 31, 2017, if he remained employed through December 31, 2017 and subject to certain other terms and conditions. Under such retention agreement, if Galena terminated Mr. Ghiglieri’s employment other than for “cause” after June 30, 2017 and prior to December 31, 2017, he would be paid the remaining half of the total $225,000 retention payment. Accordingly, upon the closing of the Merger, Mr. Ghiglieri received these severance and retention payments described above.

Bijan Nejadnik, M.D.

Dr. Nejadnik and Galena entered into an employment agreement, dated as of October 30, 2015, pursuant to which Dr. Nejadnik was engaged to serve as Galena’s Executive Vice President and Chief Medical Officer on an “at-will” basis. On November 2, 2015, Galena and Dr. Nejadnik entered into an amendment to Dr. Nejadnik’s employment agreement, and on August 2, 2016, the parties entered into a second amendment to Dr. Nejadnik’s employment agreement. Pursuant to the terms of his employment agreement, as amended, if there was a change of control of Galena during the term of Dr. Nejadnik’s employment agreement and Galena terminated Dr. Nejadnik’s employment without “cause,” Dr. Nejadnik would be entitled to his then annual base salary of $412,000 per year for a period of twelve months following the date of termination together with payment of any unused vacation time (only as accrued as of the date of such termination) and reimbursement of business expenses accrued but unpaid as of the date of such termination. If there was a change of control of Galena during the term of Dr. Nejadnik’s employment agreement, and (x) the compensation, benefits, title or duties of Dr. Nejadnik under his employment agreement were reduced or (y) Dr. Nejadnik was required to relocate more than 50 miles from his current residence, Dr. Nejadnik would be considered terminated by Galena without “cause” and would be entitled to the same benefits described above (i.e., twelve months of his base salary as well as any unused vacation time accrued as of the termination date and reimbursement of accrued but unpaid business expenses).

On March 9, 2017, Dr. Nejadnik and Galena executed a retention agreement effective February 1, 2017, whereby Galena would pay Dr. Nejadnik a retention payment of $206,000, 50% of which was paid on June 30, 2017 and 50% was to be paid on December 31, 2017, if he remained employed through December 31, 2017 and subject to certain other terms and conditions. Under such retention agreement, if Galena terminated Dr. Nejadnik’s employment other than for “cause” after June 30, 2017 and prior to December 31, 2017, he would be paid the remaining half of the total $206,000 retention payment. Accordingly, upon the closing of the Merger, Dr. Nejadnik received these severance and retention payments described above.

Thomas J. Knapp, J.D.

Mr. Knapp and Galena entered into an offer letter dated June 23, 2015 to serve as Interim General Counsel and Corporate Secretary for the six-month period commencing on June 25, 2015 and ending on December 31, 2015. On December 31, 2015, Galena and Mr. Knapp entered into an amendment of the offer letter, which continued his employment until September 30, 2016. On October 1, 2016, Galena entered into a second amendment of the offer letter with Mr. Knapp, which continued his employment until March 31, 2017. On February 7, 2017, Galena and Mr. Knapp entered into a third amendment of the offer letter, which extended the offer letter term until December 31, 2017. Pursuant to the terms of his offer letter, as amended, if there was a change of control of Galena during the term of Mr. Knapp’s third amendment to his offer letter (i.e., on or prior to December 31, 2017) and Galena terminated Mr. Knapp’s employment without “cause,” Mr. Knapp would be entitled to his then annualized base salary of $341,445 per year for a period of twelve months together with payment of any unused vacation time (only as accrued as of the date of such termination) and reimbursement of business expenses accrued but unpaid as of the date of such termination. If there was a change of control of Galena during the term of Mr. Knapp’s third amendment to his offer letter (i.e., on or prior to December 31, 2017), and (x) the compensation, benefits, title or duties of Mr. Knapp under his offer letter were reduced or (y) Mr. Knapp was required to relocate more than 50 miles from his current residence, Mr. Knapp would be considered terminated by Galena without “cause” and would be entitled to the same benefits described above (i.e., twelve months of his base salary as well as any unused vacation time accrued as of the termination date and reimbursement of accrued but unpaid business expenses).

On March 9, 2017, Mr. Knapp and Galena executed a retention agreement effective February 1, 2017, whereby Galena would pay Mr. Knapp a retention payment of $170,723, 50% of which was paid on June 30, 2017 and 50% to be paid on December 31, 2017, if he remained employed through December 31, 2017 and subject to certain other terms and conditions. Under such retention agreement, if Galena terminated Mr. Knapp’s employment other than for “cause” after June 30, 2017 and prior to December 31, 2017, he would be paid the remaining half of the total $170,723 retention payment. Accordingly, upon the closing of the Merger, Mr. Knapp received these severance and retention payments described above.

Annual Bonuses and COBRA Premiums for Galena’s Executive Officers

Annual bonuses were paid to Galena’s executive officers pursuant toan annual bonus program applicable to all employees and were based on the attainment percentage of Galena’s corporate goals and individual performance. On August 31, 2017, Galena’s Compensation Committee, with input from its compensation consultant, approved the annual bonuses set forth in the Summary Compensation Table above for each of Messrs. Nejadnik and Knapp and made a recommendation to the Galena Board regarding the annual bonus for Mr. Ghiglieri in the amount listed in the table above. The Galena Board reviewed and approved the recommendation of the Galena Compensation Committee regarding the amount of Mr. Ghiglieri’s annual bonus on September 22, 2017. Annual bonuses were expected to be paid to the named executive officers regardless of the Merger; however, these amounts were paid upon completion of the Merger.

Galena’s Compensation Committee, with input from its compensation consultant, considered and approved on August 31, 2017 the payment of a COBRA premium of $2,415 per month for each of Messrs. Nejadnik and Knapp for a period of six months following the closing of the Merger and termination of the respective executive officer’s employment, to the extent his employment was terminated in connection with the Merger. Also on August 31, 2017, Galena’s Compensation Committee, with input from its compensation consultant, made a recommendation to the Galena Board regarding a COBRA premium of $2,415 per month for Mr. Ghiglieri for a period of six months following the closing of the Merger and termination of Mr. Ghiglieri’s employment, to the extent his employment was terminated in connection with the Merger. The Galena Board reviewed and approved the recommendation by Galena’s Compensation Committee regarding the payment of Mr. Ghiglieri’s COBRA premium on September 22, 2017.

Compensation Risk Management

We have considered the risk associated with our compensation policies and practices for all employees and believe we have designed our compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on us.

Employment Benefit Plans

Perquisites, Health, Welfare and Retirement Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, life, disability and accidental death and dismemberment insurance plans on the same basis as all of its other employees. We pay the premiums for all of our employees in the medical, dental, vision, life, disability, accidental death and dismemberment insurance plans in which they participate, including our named executive officers. We currently do not provide a 401(k) plan to our employees. Other than as described above and the housing allowance and the Bermudian law required social insurance (pension plan) premiums provided to Dr. Stergiou, we do not provide perquisites or personal benefits to our named executive officers. None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Employment Benefits Plans

Treatment of Galena Equity Awards

Pursuant to the terms of the Merger Agreement, all outstanding Galena Options remained outstanding after the Merger pursuant to their original terms, except that if a holder of a Galena Option (other than a holder who is a member of the Galena Board) was terminated other than for cause, then any Galena Options held by such holder may be exercised for a period of time equal to the lesser of (i) one year (formerly three months) after such termination and (ii) the original expiration date of the Galena Option Accordingly, the options held by each Messrs. Ghiglieri, Nejadnik and Knapp remained outstanding and may be exercised through December 31, 2018.

Galena 401(k) Plan

Galena’s 401(k) Plan was terminated upon the Merger. Galena’s 401(k) Plan was a defined contribution retirement plan in which all employees are eligible to participate. This plan intended to qualify under Section 401(k) of the Code so that contributions by employees and by us to the plan and income earned on plan contributions are not taxable to our employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, was deductible by us when made. Galena provided matching contributions under its plan of 100% on the first 3% contributed by each employee.

Director Compensation

Our Board and its Compensation Committee have adopted the following compensation for our directors effective upon the Merger:

Compensation Category	Amount
Annual Base Compensation	$40,000
Additional Non-Executive Chair Comp:	$25,000
Additional Committee Chair Comp:
Audit	$15,000
Compensation	$10,000
Nominations and Governance	$7,500
Science	$7,500
Additional Committee Membership Comp:
Audit	$7,500
Compensation	$5,000
Nominations and Governance	$3,875
Science	$3,875

In March 2018, our Compensation Committee recommended and our Board approved the grant of 11,000 options to each of our non-employee directors.

During the period ended December 31, 2017, Private SELLAS did not have a non-employee director compensation policy. The following table sets forth information regarding compensation earned for service on Private SELLAS Board during the year ended December 31, 2017 by our directors who were not also our employees. Dr. Angelos M. Stergiou, our Chief Executive Officer, is also a member of our Board, but does not receive any additional compensation for his service as a directo

Name(1)	Fees Paid in Cash($)	Option Awards($)	All Other Compensation($)	Total($)
Luis A. Palacios(1)	—	—	30,000	30,000
Miltiadis Sougioultzoglou(2)	—	—	30,000	30,000
Gregory Raskin(3)	—	—	—	—

(1)	Private SELLAS accrued $60,000 as compensation for Mr. Palacios for serving as a member of Private SELLAS’ board of directors during 2017. Such amount has not been paid.
(2)	Private SELLAS accrued $30,000 as compensation for Dr. Sougioultzoglou for serving as a member of Private SELLAS’ board of directors during 2017. Dr. Sougioultzoglou resigned from SELLAS’ board of directors on August 4, 2017 and forfeited the accrued amount.
(3)	Private SELLAS paid Mr. Raskin compensation of $30,000 for serving as a member of Private SELLAS’ board of directors during 2017. Mr. Raskin resigned from Private SELLAS’ board of directors on June 23, 2017.

From time to time Private SELLAS granted equity compensation to the members of its board of directors.

Mr. Palacios did not hold any outstanding equity incentives awards as of December 31, 2017 and has not been granted any equity incentive awards. Dr. Sougioultzoglou was granted an option on November 28, 2016 with respect to 496 Private SELLAS common stock shares, and Mr. Raskin was granted an option on November 28, 2016 with respect to 83 Private SELLAS common stock shares, each with an exercise price equal to $2,329.02 per share. Dr. Sougioultzoglou’s options were eligible to vest in one lump sum on February 27, 2018; however, Dr. Sougioultzoglou forfeited his options in connection with his resignation as a director on August 4, 2017. Mr. Raskin’s options vested in one lump sum on February 27, 2017; however, Mr. Raskin forfeited his options in exchange for a cash payment of $30,000 in connection with his resignation as a director on June 23, 2017, with $15,000 of such amount paid on August 15, 2017 and the remaining $15,000 due upon the earlier of December 31, 2017, and three months following the closing of the Merger.

Galena

The Galena Compensation Committee had responsibility for the recommendation of the compensation for the Galena board of directors. The Galena Compensation Committee enlisted Radford to conduct a complete evaluation of our compensation programs as it relates to our non-employee directors.

Cash Compensation

The Galena board of directors approved the following, effective upon the date of the 2017 annual meeting:

•	A cash retainer component to the director’s compensation policy in lieu of the previous per meeting cash payment that will be payable for our Board and committee positions and would include up to 10 meetings for each of our Board and committees. In the event there are more than ten board of directors or committee meetings, a per meeting cash payment policy (outlined below) would be used to compensate our Board or committee members for their attendance at the meetings in excess of 10. The cash retainer policy is the majority practice of boards within the market and our peer group and is designed to target the 50th percentile for cash compensation.

•	All non-employee directors will be paid an annual cash retainer in four quarterly payments of the following amounts:

•	Board Member: $45,000;

•	Additional Non-Executive Chairman: $40,000;

•	Committee Membership: Audit – $10,000, Compensation – $7,500, Nominating/Governance $5,000, and Strategy $5,000; and

•	Additional Committee Chair: Audit – $20,000, Compensation – $15,000, Nominating/Governance – $10,000, and Strategy $10,000.

Per meeting payment policy in the event there are more than 10 board of directors or committee meetings.

•	a fee of $2,000 per board meeting attended by the director, such fee payable for meetings attended in person or telephonically;

•	a fee of $2,000 per committee meeting attended by the chair of the committee, such fees payable for meetings attended in person or telephonically; and

•	a fee of $1,500 per committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically.

Effective on January 1, 2017, the non-employee director compensation policy was revised. The annual cash retainer payment was modified so that thirty-three percent (33%) of the annual cash retainers for the directors’ board and committee positions will be paid in unrestricted shares of the Company’s common stock on the first trading day of each quarter. Such shares will be subject to the directors’ stock ownership and retention guideline of three times the current annual cash retainer.

Stock Options

For 2016, our Compensation Committee also requested Radford perform a market analysis of the equity component of our current director compensation policy of the Company and recommend revisions to align with the equity compensation component with the 50th percentile of the market. As a result, the Board approved:

•	Effective in 2016, all stock grants are made once a year during our annual meeting of the Board held in conjunction with our Annual Meeting of Stockholders with the next scheduled option grant at the Annual Meeting.

•	All non-employee directors who remain on the Board after the annual stockholder election will be awarded stock option grants of 5,000 stock options, which vest in equal quarterly amounts over one year.

•	Effective as of the date of the appointment by the Board of a new director or election by the stockholders of a new director at an annual stockholder meeting, such new director will receive an initial award of 10,000 stock options, which vest in equal quarterly amounts over one year.

Director Compensation Table

The following table sets forth information regarding compensation earned for service on Galena’s board of directors during the year ended December 31, 2017 by each Galena former director:

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Richard Chin, M.D.	50,336	19,164	$2,720.00	—	72,220
Stephen S. Galliker	56,581	22,287	$2,720.00	—	81,588
Sanford J. Hillsberg	101,086	31,664	$2,720.00	—	135,470
Rudolph Nisi, M.D.	65,668	25,832	$2,720.00	—	94,220
William L. Ashton	62,668	23,332	$2,720.00	—	88,720
Irving M. Einhorn	53,379	20,937	$2,720.00	—	77,036
Mary Ann Gray	59,256	21,876	$2,720.00	—	83,852

(1)	The amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. Each director received 5,000 stock options on June 8, 2017. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the footnotes to our financial statements incorporated in Galena Biopharma, Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2017.

In accordance with Galena’s non-employee director compensation policy, each Galena former non-employee director was paid such fees for his/her services as a non-employee director and was reimbursed for his/her reasonable expenses incurred in the performance of his/her duties as non-employee director

TRANSACTIONS WITH RELATED PERSONS

Certain Related-Person Transactions

Described below are all transactions occurring since January 1, 2017 to which either we were a party and in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) a director, executive officer, holder of more than 5% of our outstanding common stock, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation,” and “Director Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Management and Strategic Collaboration Agreement

Effective in June 2016, Private SELLAS and Equilibria, a company incorporated in Bermuda and a significant stockholder of Private SELLAS, entered into ae management and strategic collaboration agreement, which was terminated upon the closing of the Merger. Under the Equilibria collaboration agreement, Equilibria, amongst other services, was engaged to provide certain strategic, management and capital raising advice to Private SELLAS. The Equilibria collaboration agreement was effective for three years and was renewable thereafter only upon the mutual written agreement of both parties. The Equilibria collaboration agreement will automatically terminate upon the closing of an IPO or a strategic sale. During the term of the Equilibria collaboration agreement, Private SELLAS, in exchange for the services received, paid Equilibria a quarterly fee of $0.1 million, or the Equilibria Management Fee. The Equilibria Management Fee can be paid in cash or, at the mutual agreement of the parties, in shares of Private SELLAS at a valuation equal to Private SELLAS’ most recent financing round. In addition to the Equilibria Management Fee, Private SELLAS agreed to pay Equilibria any expenses reasonably incurred in performing the services agreed. For the years ended December 31, 2017 and 2016, Private SELLAS had incurred and paid in cash $0.3 million and $0.2 million, respectively, of Equilibria Management Fees. These amounts are included in general and administrative expense in the consolidated statements of operations. As of December 31, 2017, SELLAS had an outstanding payable of $0.1 million payable to Equilibria. As of December 31, 2016, there was no outstanding fee payable to Equilibria.

For the provision of the management and strategic collaboration services, Private SELLAS also agreed to pay Equilibria an incentive fee equal to 2% of the post-money market value of Private SELLAS on the date of the closing of its IPO which never occurred. Such fee will be payable in shares with a per-share price equal to the price set for the sale of Private SELLAS’ shares to other investors in its IPO. Private SELLAS and Equilibria, may jointly agree to settle the incentive fee earlier, if deemed appropriate for achieving a successful IPO, through either a cash payment, issuance of shares, or a combination of the two. In the event that Private SELLAS is sold as part of a strategic sale, the incentive fee will be equal to 2% of the gross value paid by the purchaser in cash.

In February 2017, Private SELLAS and Equilibria entered into an amendment of the Equilibria collaboration agreement. Under the amendment, in the event that Private SELLAS entered into a reverse merger transaction in lieu of an IPO, the incentive fee to Equilibria was 2% of the post-merger fully diluted market value of Private SELLAS immediately after the closing of the reverse merger transaction, payable in a combination of cash and shares of common stock of SELLAS. The cash payment was based on the per share price equaling the intrinsic value of Private SELLAS’ shares in the Merger. The share-based component of the incentive fee was based on the post-closing fully diluted number of shares outstanding.

In August 2017, Private SELLAS and EQC Sely I Fund further amended the Equilibria collaboration agreement to fix the compensation payable to Equilibria in connection with the completion of the Merger. Accordingly, upon consummation of the Merger on December 29, 2017, SELLAS incurred debt of $0.1 million to Equilibria and issued 119,672 shares of common stock to Equilibria at a fair value of $0.9 million.    Also, upon consummation of the Merger and pursuant to the amended Equilibria collaboration agreement, such agreement was terminated.

Debt

2015 Convertible Term Notes, as of December 31, 2017

On April 2, 2015, Private SELLAS issued an aggregate of $1.5 million in principal amount of convertible term notes to certain stockholders of Private SELLAS, or the 2015 Shareholder Notes, and on May 7, 2015, Private SELLAS issued a convertible term note in the principal amount of $5.0 million to EQC Biotech Sely I Fund, or EQC Sely I Fund, a related party of Private SELLAS, or the 2015 Sely Note and, together with the 2015 Shareholder Notes, the 2015 Notes. The holders of the 2015 Shareholder Notes included two of the significant stockholders and founding investors of Private SELLAS, Drs. Angelos M. Stergiou (M.D., ScD h.c.), the Company’s CEO, and Miltiadis Sougioultzoglou (M.D.). The 2015 Notes were issued at par and bear an interest rate of 8%. The 2015 Shareholder Notes matured on April 2, 2017 and the 2015 Sely Note originally matured on May 7, 2017.

In August 2017, Private SELLAS and EQC Sely I Fund further amended the 2015 Sely Note to agree the number of shares issuable upon consummation of the Merger. Accordingly, effective immediately prior to completion of the Merger, Private SELLAS issued to EQC Sely I Fund 632,328 of its common shares and 5-year warrants to purchase 316,163 of its common shares at a post-Merger price equal to 105% of the volume weighted average price of SELLAS common stock for the 30 calendar days following the closing date of the Merger (described above in Note 1), in full satisfaction of the 2015 Sely Note.

On June 13, 2017, Private SELLAS’ board of directors approved a $7.3 million capital increase, or the Bridge Financing, pursuant to which an aggregate of 1,865,261 shares were issued at a price per share equal to approximately $3.91.

As part of the Bridge Financing, an aggregate of $1.3 million (330,551 shares) was subscribed by certain stockholders who are also the holders of the 2015 Shareholder Notes. The cash proceeds were used to partially offset the principal ($1.2 million) and cumulative accrued interest ($0.1 million) due on the 2015 Shareholder Notes. Following the Bridge Financing, Private SELLAS extinguished in cash its remaining obligations on the 2015 Shareholder Notes, which included $0.3 million of principal and $0.2 million of cumulative accrued interest as of June 21, 2017.

On December 29, 2017, the Company issued 632,326 shares of common stock and warrants to purchase 316,163 of its common stock in full satisfaction of the 2015 Sely Note. The 2015 Sely Note conversion was considered to be an induced conversion and extinguishment and Private SELLAS realized a loss of $0.7 million during the year ended December 31, 2017. Private SELLAS considered the extinguishment to be a capital transaction and it was therefore recorded in Private SELLAS’ consolidated statements of stockholders’ equity (deficit).

Long-term Debt

On March 2, 2015, Private SELLAS entered into a loan agreement with a third party whereby the third party granted a $2.5 million loan to Private SELLAS, or the 2015 Loan Agreement. On December 24, 2015, the counterparty to the 2015 Loan Agreement reassigned all of its rights, interests and benefits under such agreement to Starcove Ltd., a company incorporated in Cyprus and a shareholder of Private SELLAS, or Starcove. There were no further changes made to the 2015 Loan Agreement as a result of the reassignment. The term of the loan granted under the 2015 Loan Agreement was 24 months with an interest rate of 8%.

On April 6, 2016, Private SELLAS entered into a second loan agreement with Starcove, or the Framework Loan Agreement, whereby Starcove extended a line of credit to Private SELLAS of $1.5 million with an interest rate of 6%. The term of the Framework Loan Agreement was three years. All principal and accrued interest would be payable in a single payment on April 6, 2019 unless earlier paid but no sooner than six months from the date of the Framework Loan Agreement.

As of December 31, 2017, Private SELLAS had made three withdrawals under the credit line: (1) $0.6 million on April 12, 2016, (2) $0.6 million on May 12, 2016 and (3) $0.3 million on June 2, 2016. There were no withdrawals made under the line of credit in 2017.

MSK License Agreement

Memorial Sloan Kettering Cancer Center

On September 4, 2014, or the MSK Effective Date, Private SELLAS entered into a license agreement, or the Original MSK License Agreement, with MSK under which Private SELLAS was granted an exclusive license to develop and commercialize MSK’s WT1 peptide vaccine technology. Under the terms of the Original MSK License Agreement, Private SELLAS is required to obtain certain levels of financing. If such financing is not met, MSK will have the right to terminate the Original MSK License Agreement with prior written notice, unless Private SELLAS manages to overcome the shortfall during the term of the notice period.

As part of the consideration for the rights, privileges and licenses granted under the Original MSK License Agreement, Private SELLAS agreed to issue 13,199 shares to MSK representing 1.5% of Private SELLAS ‘fully diluted share capital as of the MSK Effective Date, which obligation was satisfied by assignment of 6,599 shares from each of Private SELLAS ‘Chief Executive Officer, co-founder and Vice Chairman of the Board, Dr. Angelos M. Stergiou (M.D., Sc.D. h.c), and Private SELLAS ‘other co-founder, Dr. Miltiadis Sougioultzoglou (M.D.), to MSK for which they received no consideration. Additionally, Private SELLAS was obligated to pay upfront license fees in an amount equal to $1.3 million. Private SELLAS recognized this amount as research and development expense during the year ended December 31, 2014, as it had no alternative future use. Private SELLAS would further be obligated to pay minimum royalty payments in the amount of $0.1 million each year commencing in 2015 and research funding costs of $0.2 million in each year and for three years commencing in January 2015. In addition, to the extent certain development and commercial milestones are achieved, Private SELLAS will be required to pay MSK up to $17.4 million in milestone payments for each licensed product, in addition to royalties in the event of commercial sales of any licensed products.

The Original MSK License Agreement, unless terminated earlier in accordance with the terms of the Original MSK License Agreement, will continue on a country-by-country and licensed product-by-licensed product basis, until the later of: (a) expiration of the last valid claim embracing such licensed product; (b) expiration of any market exclusivity period granted by law with respect to such licensed product; or (c) ten (10) years from the first commercial sale in such country.

On October 30, 2015, Private SELLAS and MSK entered into the License Amendment, Waiver and Share Issuance Agreement, or the First MSK Amendment. The First MSK Amendment extended the date required for Private SELLAS to obtain financing from August 1, 2015 to December 31, 2016, modified the amount of required financing and waived past non-compliance with certain related provisions of the Original MSK License Agreement. In exchange for the First MSK Amendment, Private SELLAS agreed to issue an aggregate of 10,867 shares to MSK, which represented 1% of the fully diluted share capital of Private SELLAS at such date. The First MSK Amendment added certain anti-dilution protection clauses and entitled MSK to issuance of additional shares to the extent Private SELLAS was not able to obtain the required financing.

On August 10, 2016, Private SELLAS and MSK entered into the Second License Amendment, Waiver and Agreement, or the Second MSK Amendment. The Second MSK Amendment extended further the date required for Private SELLAS to obtain financing from December 31, 2016 to June 30, 2017, amended the anti-dilution provisions of the First MSK Amendment and waived past non-compliance with certain related provisions of the First MSK Amendment. Under the Second MSK Amendment, outstanding obligations of Private SELLAS to MSK in an amount of $0.9 million were converted into 13,815 shares effective November 1, 2016 upon Private SELLAS re-domiciliation to Bermuda. In consideration for this amendment and pursuant to the anti-dilution provisions in the Original MSK License Agreement as amended by the First MSK Amendment and the Second MSK Amendment, Private SELLAS issued MSK 30,314 additional shares and incurred accordingly $2.0 million of research and development expense, which reflected the fair value of Private SELLAS ‘shares at such date.

For the year ended December 31, 2017, SELLAS incurred $1.0 million of expenses relating to $0.7 million of milestone payments, $0.1 million of guaranteed minimum royal payments and $0.2 million of research funding costs. For the year ended December 31, 2016 Private SELLAS incurred $0.6 million of expenses relating to $0.3 million of milestone payments, $0.1 million of guaranteed minimum royal payments and $0.2 million of research funding costs. Such expenses have been included in research and development costs. Further, under the Second MSK Amendment, Private SELLAS is obligated to pay MSK $0.7 million in milestone payments in two equal installments, within 60 days following the initiation of its Phase 3 AML and mesothelioma clinical studies.

On May 25, 2017, the Company and MSK entered into an Amended and Restated Exclusive License Agreement, or the MSK A&R License Agreement. Under the MSK A&R License Agreement, Private SELLAS expanded its license under the original MSK License Agreement, as amended, to include a license to commercially develop certain additional WT1 peptides through a program of exploiting certain patents and other rights covering such peptides.

The MSK A&R License Agreement, amongst others, added certain milestone payments for each additional patent licensed product as defined in the MSK A&R License Agreement, and amended the milestone payments due upon commencement of the Phase 3 AML and mesothelioma clinical trials from $0.3 million to $0.4 million. In consideration for the MSK A&R License Agreement, Private SELLAS issued 8,799 shares to MSK. Pursuant to a side letter to the MSK A&R License Agreement, dated May 25, 2017, or the MSK Side Letter, MSK converted the next milestone payment of $0.2 million, which was due June 30, 2017, into shares. Further, in consideration for the MSK Side Letter, Dr. Angelos M. Stergiou (M.D., Sc.D. h.c.), Private SELLAS ‘Chief Executive Officer, assigned 15,399 of his shares to MSK, for which Dr. Stergiou received no cash consideration.

On October 11, 2017, Private SELLAS and MSK entered into a second Amended and Restated Exclusive License Agreement, or the Second MSK A&R License Agreement. Under the Second MSK A&R License Agreement, Private SELLAS and MSK extended the dates for Private SELLAS to have obtained necessary financing, and certain milestone dates, in exchange for increased milestone payments, clarification regarding MSK’s anti-dilution rights, and termination of the MSK Side Letter dated May 25, 2017. In connection with the MSK A&R License Agreement, Private SELLAS issued 74,795 shares to MSK. Prior to the Merger, Private SELLAS issued an additional 7,700 shares to MSK in connection with their anti-dilution rights.

Other Related Party Transactions

SELLAS’ Chief Executive Officer, Dr. Angelos M. Stergiou is a significant stockholder of SELLAS, and previously of Private SELLAS owning 7.8% of SELLAS’/Private SELLAS’ outstanding share capital as of December 31, 2017. Further transactions involving SELLAS and Dr. Stergiou are described above.

Indemnification

We provide indemnification to our directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws and Amended and Restated Certificate of Incorporation, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws and Amended and Restated Certificate of Incorporation.

Related Person Transactions Policy and Procedures

We have adopted a written Related Person Transactions and SEC Compliance Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of our Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits of the transaction to us and whether any alternative transactions were available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” our Proxy Materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or SELLAS. Direct your written request to to SELLAS Life Sciences Group, Inc, Corporate Secretary, 315 Madison Avenue, 4th Floor, New York, New York 10017. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board, at the time of the preparation of this Proxy Statement, knows of no other matters to come before the Annual Meeting other than that referred to herein. If any other matters should properly come before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote all proxies in accordance with his or her best judgment.

By Order of the Board of Directors

Barbara A. Wood

Executive Vice President, General Counsel

    and Corporate Secretary